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                                                                    Exhibit 10.7

                              TAX SHARING AGREEMENT


               AGREEMENT made as of November 27, 1996, between CMH Holdings Corporation, a Delaware corporation ("Holdings"), and CLARK Material Handling Company, a Delaware corporation ("CMHC").

               WHEREAS, Holdings and CMHC join in the filing of a consolidated Federal income tax return for a group of affiliated companies of which Holdings is the common parent (the "Consolidated Group"); and

               WHEREAS, Holdings and CMHC wish to establish a policy as to the sharing of Consolidated Federal Income Tax (as defined in paragraph V.A.1 below); and

               WHEREAS, Holdings and CMHC wish to establish procedures for making payments or remitting funds of Consolidated Federal Income Tax;

               NOW, THEREFORE, in consideration of the mutual covenants contained herein and intending to be legally bound, Holdings and CMHC agree as follows:

I.      SHARING OF CONSOLIDATED FEDERAL INCOME TAX

        A. Taxable Income. CMHC agrees to pay to Holdings, for each taxable year during the term of this Agreement, an amount equal to the result of the following equation:

                      (i) the Separate Taxable Income of CMHC (but not less than 0) divided by

                      (ii) the sum of the Separate Taxable Incomes of each member of the Consolidated Group that has positive Separate Taxable Income for the year, the resulting quotient multiplied by

                      (iii) the Federal income tax liability of the Consolidated Group, prior to the application of foreign tax credits, for the year, the resulting product reduced by
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                      (iv)   the foreign tax credits of CMHC that are credited
                             against the Federal income tax liability of the Consolidated Group for the year, applying the principles of Treas. Reg. Section 1.1502-4.

        B. Separate Taxable Income. For purposes of this Agreement, the Separate Taxable Income of each member of the Consolidated Group shall be determined under Treas. Reg. Section 1.1502-12 with the adjustments provided in Treas. Reg. Section 1.1552-1(a)(1)(ii).

        C. Subsequent Adjustments. In the event that the Separate Taxable Income of any member of the Consolidated Group is adjusted by reason of an amended return, claim for refund, or examination by the Internal Revenue Service, the amount due from CMHC under paragraph I.A. shall be recomputed using the adjusted Separate Taxable Income. CMHC agrees to pay to Holdings any additional amount owed (with full credit given for any prior payments for the year), and Holdings agrees to pay to CMHC any overpayment made by CMHC.

        D. Refunds. In the event that CMHC's Separate Taxable Income is negative (determined without reference to the adjustments provided in Treas. Reg. Section 1.1552-1(a)(1)(ii)) and CMHC would be entitled to receive a refund for the year if CMHC were not a member of the Consolidated Group, Holdings shall pay to CMHC an amount equal to such refund. In no event, however, shall the amount payable by Holdings pursuant to this paragraph I.D. exceed the amount previously paid by CMHC to Holdings during the relevant carryback period under section 172 of the Internal Revenue Code of 1986, as amended, or any successor provision.

II.     PAYMENT PROCEDURE

        A. Current Year Tax Liability of CMHC. Payments to be made by CMHC to Holdings pursuant to paragraph I.A. with respect to any year shall be made in installments, as set forth in this paragraph.


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               1.     Quarterly Installments. Within 30 days after the close of
                      each calendar quarter, CMHC will pay to Holdings an amount equal to the product of CMHC's estimated Separate Taxable Income for the quarter (but not less than 0) multiplied by the highest marginal corporate tax rate provided in section 11 of the Internal Revenue Code of 1986, as amended (or any successor provision).

               2. Final Installment. Within 30 days after CMHC has received from Holdings a copy of its separate company federal income tax return for the relevant tax year, CMHC will pay to Holdings the excess, if any, of CMHC's liability pursuant to paragraph I.A. over the sum of all payments with respect to such year made by CMHC pursuant to paragraph II.A.1. If the sum of the payments with respect to such year made by CMHC pursuant to paragraph II.A.1. exceeds CMHC's liability pursuant to paragraph I.A., then Holdings shall refund the difference within 30 days to CMHC.

        B. Payment of Subsequent Adjustments. Payments to be made by CMHC to Holdings pursuant to paragraph I.C. shall be made within 30 days after CMHC has received from Holdings a copy of the filed amended return or an agreement in writing with the Internal Revenue Service on proposed adjustments. Payments made by Holdings to CMHC pursuant to paragraph I.C. or paragraph I.D. shall be made within 30 days after receipt by Holdings of a refund, or offset against adjustments of the Consolidated Group, resulting from the filing of a return, an amended return, Form 1139 Corporation Application for Tentative Refund, claim for refund, or agreement in writing with the Internal Revenue Service on proposed adjustments.

III.           STATE TAXES

               A. To the extent appropriate, rules similar to the provisions of Sections I and II of this Agreement shall be applied to the payment of state franchise or income tax liabilities to which CMHC and Holdings are


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                      subject and which are required to be determined on a
                      unitary, combined or consolidated basis.

IV.            TERM AND CONDITIONS

               A. This Agreement shall be effective as of November 27, 1996 and shall continue thereafter until the parties hereto terminate this Agreement by mutual consent.

V.             OTHER MATTERS

               A. Definitions. For purposes of this Agreement, the terms listed below have the following meanings:

                      1. Consolidated Federal Income Tax. The regular Federal income tax (not including any Alternative Minimum Tax) shown on the consolidated Federal income tax return of the Consolidated Group, including interest and penalties, if any, as last determined reflecting any adjustments made by an amended return, claim for refund, carryback claim, or examination by the Internal Revenue Service.

                      2. Separate Taxable Income shall have the meaning given in section I.B.

               B. Method of Allocation. This Agreement shall have no effect on, and shall not be affected by, the method of allocation of tax liability between members of the Consolidated Group selected by the Consolidated Group pursuant to Section 1552 of the Internal Revenue Code.

               C. Notices. All notices and other communications required or permitted hereunder shall be in writing and shall be given by hand delivery,


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                      telecopier, commercial courier service with guaranteed
                      one-day delivery, or prepaid first class mail to the following addresses:

                             If to Holdings, to:

                                    CMH Holdings Corporation
                                    172 Trade Street
                                    Lexington, KY 40508
                                    Attention: Michael Grossman, Esq.
                                    Fax No.: (606) 288-1355

                             With a Copy to:

                                    Dechert Price & Rhoads
                                    4000 Bell Atlantic Tower
                                    1717 Arch Street
                                    Philadelphia, PA 19103
                                    Attention: G. Daniel O'Donnell, Esq.
                                    Fax No.: (215) 994-3197

                             If to CMHC, to:

                                    CLARK Material Handling Company
                                    172 Trade Street
                                    Lexington, KY 40508
                                    Attention: Michael Grossman, Esq.
                                    Fax No.: (606) 288-1355

                             With a Copy to:

                                    Dechert Price & Rhoads
                                    4000 Bell Atlantic Tower
                                    1717 Arch Street
                                    Philadelphia, PA 19103


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                                    Attention: G. Daniel O'Donnell, Esq.
                                    Fax No.: (215) 994-3197


               D. Succession. This Agreement shall be binding on and inure to the benefit of any successor, by merger, acquisition of assets or otherwise, to any of the parties hereto (including but not limited to any successor of Holding or CMHC succeeding to the tax attributes of either under
                      Section 381 of the Internal Revenue Code), to the same extent as if the successor had been an original party to this Agreement.

               E. Amendments. This Agreement shall not be modified, amended or supplemented except in writing executed by both parties hereto.

               F. Governing Law. This Agreement shall be governed by and interpreted in accordance with the laws of the State of Delaware.


                                 CMH Holdings Corporation


                                 By:    /s/ Martin Dorio
                                        ------------------------------------
                                        Mr. Martin Dorio
                                        President and Chief Executive Officer



                                 CLARK Material Handling Company


                                 By:    /s/ Martin Dorio
                                        -----------------------------------
                                        Mr. Martin Dorio
                                        President and Chief Executive Officer


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